                                                                EXHIBIT (8)(i)

                             PARTICIPATION AGREEMENT


         THIS PARTICIPATION AGREEMENT is made and entered into as of October 1, 2002 by and between MERRILL LYNCH LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each segregated asset account set forth on Exhibit A (individually and collectively the "Account"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor").

         WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Exhibit A, to set aside and invest assets attributable to variable annuity contracts set forth in Exhibit A (the "Contracts"); and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company wishes to purchase shares of the Advisor Class of the mutual funds listed in Exhibit B (the "Funds"), each of which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of the Account to fund the Contracts; and

         WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options as contemplated hereby and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services;

         NOW, THEREFORE, the Company and Distributor agree as follows:

         1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, Distributor will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Account through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Account for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

         2. ADMINISTRATIVE SERVICES. The Company agrees to provide all administrative services for the Account and the Contract owners in accordance with the provisions of that certain Administrative Services Agreement between the Company and Distributor of even date herewith.

         3. TIMING OF TRANSACTIONS. Distributor hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Account. On each day the New York Stock Exchange (the "Exchange") is open for business

(each, a "Business Day"), the Company may receive instructions from the Account for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 8:00 a.m. Eastern time on such Business Day will be executed at the net asset value determined as of the Close of Trading on the next Business Day. Any Orders received by the Company on such day but after the Close of Trading, and all Orders that are transmitted to the Funds' transfer agent after 8:00 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date". All orders are subject to acceptance or rejection by Distributor or the Funds in the sole discretion of either of them.

         4.       PROCESSING OF TRANSACTIONS.

         (a) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the terms of the Fund/SERV and Networking Agreement, between Company and American Century Services Corporation, an affiliate of Distributor, shall apply.

         (b) If transactions in Fund shares are to be settled directly with the Funds' transfer agent, the following provisions shall apply:

                  (1) By 6:30 p.m. Eastern time on each Business Day, Distributor (or one of its affiliates) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

                  (2) By 8:00 a.m. Eastern time on the Business Day next following the Trade Date, the Company will provide to Distributor via facsimile or other electronic transmission acceptable to Distributor a report stating whether the instructions received by the Company from Contract owners by the Close of Trading on such Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Distributor" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Distributor, its agents or affiliates (hereinafter, "Remote Computer Terminals").

                  (3) Upon the timely receipt from the Company of the report described in (2) above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by the Funds on the Business Day next following the Trade
Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T+1"). If payment for a purchase Order is not timely received, such Order will be, at Distributor's option, either (i) executed at the net asset value determined on the Trade Date, and the Company shall be responsible for all costs to Distributor or the Funds resulting from such delay, or (ii) executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account(s) designated by the Company on T+1; provided, however, the Issuer reserves the right to settle redemption transactions within the time period set forth in the applicable Fund's then-current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

         5.       PROSPECTUS AND PROXY MATERIALS.

         (a) Distributor shall provide the Company with copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders. In addition, at the Company's request Distributor shall provide the Company with a sufficient quantity (as indicated by the Company) of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, or if the Company determines that pass-through voting is required by law, Distributor will provide the Company with a sufficient quantity of proxy materials for each, as directed by the Company.

         (b) The cost of preparing, printing and shipping of the prospectuses, periodic fund reports and other materials of the Issuer to the Company shall be paid by Distributor or its agents or affiliates; provided, however, that if at any time Distributor or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If Distributor believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this SECTION 5 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuer under applicable law.

         (c) If the Company so requests, Distributor shall provide the Issuer's prospectuses, periodic fund reports and other materials of the Issuer to the Company by electronic file instead of by paper copy. If the Company chooses to receive electronic files, the Company shall be responsible for any costs of preparing, printing and shipping such documents.

         (d) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of Distributor or the Issuer.

         6.       REPRESENTATIONS.

         (a) The Company represents and warrants that the Contracts (1) are, or prior to issuance will be, registered under the Securities Act of 1933 (the "1933 Act"), or (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under Arkansas insurance laws, and that it
(A) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (B) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

         (b) Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (ii) the prospectus of each Fund complies in all material respects with federal and state securities laws; (iii) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws; (iv) each Fund engages in business as an open-end, diversified management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies which have entered into agreements substantially similar to this Agreement; (v) each Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and they will maintain such qualification (under Subchapter M or any successor or similar provision); (vi) the Funds and all of their directors, officers, employees and other individuals/entities having access to the funds and/or securities of the Funds are and continue to be at all times covered by a blanket fidelity bond or similar coverage issued by a reputable bonding company (including coverage for larceny and embezzlement) for the benefit of each Fund in an amount not less than the minimal coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time; (vii) the

Distributor is a member in good standing of the NASD and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"); and (viii) the Distributor will sell and distribute the Funds' shares in accordance with all applicable federal and state securities laws.

         7.       ADDITIONAL COVENANTS AND AGREEMENTS.

         (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

         (b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

         (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Fund on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with SECTION 7(c) hereof.

         (d) The Company covenants and agrees that all Orders transmitted to the Fund's transfer agent, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the Contract owner. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

         (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available for the Contracts by the Company.

         (f) The Company shall not, without the written consent of Distributor, make representations concerning the Issuer or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by Distributor or the Issuer.

         (g) Advertising and sales literature with respect to the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to Contract owners shall be submitted to Distributor for review and approval at least 10 business days before such material is used. No such material shall be used unless the Distributor or its designee approves such material within the 10 business days after receipt thereof.

         8. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither Distributor nor any of its affiliates nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Fund, Distributor or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Fund or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Fund.

         9. PROXY VOTING. The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges or to the extent otherwise required by law. The Company will distribute to Contract owners all proxy material furnished by Distributor and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

         10.      INDEMNITY.

         (a) Distributor agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this SECTION 10(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses (i) result from a breach by Distributor of a material provision of this Agreement, or (ii) arise out of or are based upon any untrue statement of material fact contained in the Issuer's registration statement (or any amendment or supplement thereto) or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. Distributor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Distributor shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

         (b) The Company agrees to indemnify and hold harmless Distributor and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Issuer or Distributor within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this SECTION 10(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses (i) result from a breach by the Company of a material provision of this Agreement; (ii) result from the use by any person of the Remote Computer Terminals; or (iii) arise out of or are based upon any untrue statement of any material fact contained in the registration statement or private offering memorandum for the Contracts or contained in the Contracts (or any amendment or supplement to any of the foregoing) or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Issuer for use in the registration statement or private offering memorandum for the Contracts (or any amendment or supplement to any of them). The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of Distributor or the Issuer in performing their obligations under this Agreement.

         (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this SECTION 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this SECTION 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

         11. TERMINATION; WITHDRAWAL OF OFFERING. This Agreement may be terminated by either party upon 90 days' prior written notice to the other party. Notwithstanding the above, the Distributor reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor, affiliates of Distributor, or the issuer of a Fund, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of Distributor, such Fund or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions.

         The Company reserves the right to terminate the Agreement:

         (a) if shares of the Funds are not reasonably available to meet the requirements of the Contracts as determined by the Company;

         (b) upon institution of formal proceedings against a Fund or Distributor by the National Association of Securities Dealers, the Securities and Exchange Commission, or any state securities or insurance department or any other regulatory body, which would have a material adverse effect on the Distributor's or a Fund's ability to perform its obligations under this Agreement;

         (c) as to any Fund, if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify;

         (d) as to any Fund, if the Fund fails to meet the diversification requirements of Section 817(h) of the Code or if the Company reasonably believes that the Fund will fail to meet such requirements; or

         (e) if the Company determines in its sole judgment exercised in good faith, that either any Fund or the Distributor has suffered a material adverse change in its business, operations, or financial condition or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company or the Contracts (including the sale thereof).

         Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order. Termination of this Agreement shall not affect the obligations of the parties to make payments under SECTION 4 for Orders received by the Company prior to such termination and shall not affect the Fund's obligation to maintain the Accounts as set forth by this Agreement. Following termination, Distributor shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

         12. NON-EXCLUSIVITY. Both parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

         13.      SURVIVAL. The provisions of SECTION 8 (Use of Names) and
SECTION 10 (Indemnity) of this Agreement shall survive termination of this Agreement.

         14. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

         15. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Company:

                                    Merrill Lynch Life Insurance Company
                                    7 Roszel Road
                                    Princeton, New Jersey  08540
                                    Attention:  Barry G. Skolnick, Esq., Senior
                                    Vice President and General Counsel

         To the Issuer or Distributor:

                                    American Century Investment Services, Inc.
                                    4500 Main Street
                                    Kansas City, Missouri 64111
                                    Attention:  Janet A. Nash, Esq.

Any notice, demand or other communication given in a manner prescribed in this
SECTION 15 shall be deemed to have been delivered on receipt.

         16. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of both parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit both parties hereto and their respective permitted successors and assigns.

         17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         18. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         19. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

         If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

                                       AMERICAN CENTURY INVESTMENT
                                       SERVICES, INC.


                                       By:
                                           -------------------------------------
                                       Name:
                                              ----------------------------------
                                       Title:
                                              ----------------------------------
                                       Date:
                                            ------------------------------------


         We agree to and accept the terms of the foregoing Agreement.


                                       MERRILL LYNCH LIFE INSURANCE
                                       COMPANY


                                       By:
                                           -------------------------------------
                                       Name:
                                              ----------------------------------
                                       Title:
                                               ---------------------------------
                                       Date:
                                            ------------------------------------

                                    EXHIBIT A

                                    ACCOUNTS

                                    EXHIBIT B

                             AMERICAN CENTURY FUNDS



         - Equity Income (Advisor Class)